Exhibit 99.1

PRESS RELEASE

Liberty Global Completes Sale of J:COM Interest

Englewood, Colorado – February 18, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has completed the previously announced sale of its subsidiaries that directly or indirectly, including through certain trust arrangements, hold its 37.8% ownership interest in Jupiter Telecommunications Co., Ltd. (“J:COM”) to KDDI Corporation, the second largest wireless operator in Japan. Liberty Global received approximately ¥362 billion ($4.0 billion at the applicable rate) in cash and is entitled to receive the anticipated final 2009 dividend of ¥490 per share attributable to its interest in J:COM that is expected to be approved at the March 2010 J:COM shareholders meeting. Including both the proceeds received upon the sale and the anticipated dividend on its attributable 2.6 million shares, Liberty Global expects to realize gross proceeds of approximately ¥363 billion ($4.0 billion at the applicable rate).

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2009, Liberty Global operated state-of-the-art networks that served approximately 17 million customers across 14 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our expectation regarding J:COM’s 2009 final dividend as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications
Christopher Noyes Molly Bruce K.C. Dolan	+1.303.220.6693 +1.303.220.4202 +1.303.220.6686	Hanne Wolf Bert Holtkamp	+1.303.220.6678 +31.20.778.9800